Exhibit 10.12

Hims, Inc.
One Letterman Drive Suite C3500
San Francisco, CA 94129

March 26, 2019

Melissa Waters

Re: Employment Terms

Dear Melissa:

1.	Position. HIMS, INC., (the “Company”) is pleased to offer you the position of Chief Marketing Officer, Hims & Hers, reporting to the Chief Executive Officer of the Company, on the following terms.

You will work at our facility located at our San Francisco headquarters, on a mutually agreed upon date or on or about April 8, 2019 (“Start Date”). Of course, the Company may change your position, duties, and work location from time to time in its discretion.

2.

Base Salary. Your annual base salary will be $350,000.00 USD, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule (approximately every two weeks after your Start Date). Please note that any compensation adjustments are at the discretion of the Company.

3.

Discretionary Bonus. In addition to your base salary, you will be eligible for an annual discretionary bonus of up to 20% of your annual Base Salary paid out once yearly promptly after December 31st of each year, but in no event later than February 28th of the following year. This bonus is not guaranteed and will be based on your performance and the success of the Company. Except as otherwise provided in paragraph 7, you must remain employed on the payment date to receive any such bonus.

4.

Equity. Subject to approval by the Company’s Board of Directors (the “Board”), the Company anticipates granting you an option to purchase 1,800,000 shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”). The anticipated Option will be governed by the terms and conditions of the Company’s equity incentive plan (the “Plan”) and your grant agreement, and will be subject to vesting as follows: a four year vesting schedule, under which 25% of your Option will vest 12 months after the Start Date, and 1/48th of the total shares will vest at the end of each month thereafter, until either the Option is fully vested or your continuous service (as defined in the Plan) terminates, whichever occurs first. You may exercise the Option for unvested shares provided that any shares that remain unvested at the time of your cessation of service will be subject to repurchase by the Company at the lower of the per share exercise price paid for those shares or the fair market value per share at the time the repurchase right is exercised. Subject to approval by the Board, you will be permitted to exercise the Option by tendering a full-recourse promissory note to the Company, with the shares acquired thereby pledged as collateral for such note. If within ninety (90) days before, or six (6) months after, a Change in Control (as defined below) of the Company either (i) your employment is involuntarily terminated by the Company without Cause (as defined below) or (ii) you terminate employment for Good Reason (as defined below) (“Double Trigger”), then the Option, to the extent outstanding and unvested, shall immediately become vested and exercisable in its entirety. “Change in Control” shall mean (a) the consummation of a merger or consolidation of the Company with or into another entity or (b) a sale of all or substantially all of the Company’s assets, (c) a change in the beneficial ownership of a majority of the Company’s shares or shares of the Company representing majority of the voting power of the Company’s shares or power to appoint a majority of the Board (excluding, for avoidance of doubt, a shareholder’s transfer of shares to an affiliate of such shareholder), or (d) the dissolution, liquidation or winding up of the Company.

The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

5.

Termination without Cause Severance: If at any time during your vesting period (the first 4 years of your employment), provided there has been no Change in Control of the Company, you are terminated by the Company for any reason other than Cause (as defined in your stock option agreement), then subject to your execution of a release of claims in form and substance satisfactory to the Company, you will be entitled to (i) a lump sum severance payment equal to six (6) months of your then current base salary, (ii) the Company shall pay six (6) months of your COBRA payments, as measured from the date of termination, and (ii) the number of vested shares subject to the Option shall be determined by adding six (6) months to your actual period of service.

6.

Benefits. During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request.

7.

Vacation. Exempt employees may take a reasonable amount of time off with pay, as permitted by their duties and responsibilities, and as approved in advance by their supervisor. Exempt employees do not accrue vacation, and there is no set guideline as to how much vacation each employee will be permitted to take. Supervisors will approve paid vacation requests based on the employee’s progress on work goals or milestones, status of projects, fairness to the working team, and productivity and efficiency of the employee. Since vacation is not allotted or accrued, “unused” vacation time will not be carried over from one year to the next nor paid out upon termination. The Company may change compensation and benefits from time to time in its discretion.

8.

Obligations. As a Company employee, you will be expected to abide by Company rules and policies, and as a condition of employment, you must sign and comply with the Company’s Employee Handbook. During your employment, you shall devote your full business efforts and time to the Company. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or, with the consent of the CEO, from serving on the boards of directors of companies that are not competitors to the Company or any of its affiliates, as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at the Company.

9.

Non-Solicitation. You agree that during your employment with the Company and for a period of one year following the termination of that employment, whether such termination is voluntary or involuntary and regardless of the reason for such termination, you will not, on behalf of yourself or on behalf of any other person, company, or corporation (i) solicit an employee of Company or any of its affiliates to leave the employ of the Company or any of its affiliates or to become employed by any person, company or corporation engaged in competition with the Company or any of its affiliates, or (ii) call on or solicit in any manner any customer of the Company or any of its affiliates with which you have had any dealings of any kind or whom you contacted during the course of your employment with the Company or any of its affiliates for the purpose of doing business of the type done by Company or any of its affiliates with such customer

10.

Non-Disparagement. You agree, other than with regard to employees in the good faith performance of your duties while employed by the Company, both during and for five years after your employment with the Company terminates, not to knowingly disparage Company, or its affiliates, officers, directors, employees or agents in any manner likely to be harmful to it or them or its or their business, business reputation or personal reputation. This paragraph shall not be violated by statements which are truthful, complete and made in good faith in required response to legal process or governmental inquiry

11.

Confidentiality & Inventions. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. As a condition of employment, you must sign and comply with the Company’s Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations

12.

At-Will Employment. Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

13.

Background Check & Employment Authorization. This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

14.

Arbitration. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion and (iv) the arbitration shall provide for adequate discovery. As a condition of employment, you are required to sign and comply with an Arbitration Agreement.

15.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, the Arbitration Agreement, and the Employee Handbook, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered via facsimile, electronic mail or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Please sign and date this letter, and return them to me by March 29, 2019 if you wish to accept employment at the Company under the terms described above.

We believe you will find working with us to be incredibly rewarding and we look forward to working closely with you. Please do not hesitate to contact us, should you have any questions regarding these or other matters

Sincerely,

/s/ Andrew Dudum

Andrew Dudum, CEO

Understood and Accepted:

/s/ Melissa Waters	3/26/2019
Melissa Waters	Date

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